Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SMART Global Holdings Appoints Semiconductor Veteran Bryan Ingram as New Independent Member of its Board of Directors

NEWARK, Calif., Oct. 2, 2018 (GLOBE NEWSWIRE) -- SMART Global Holdings, Inc. (“SMART” or the “Company”) (NASDAQ: SGH), parent company of SMART Modular Technologies, Inc., today announced the appointment of Bryan Ingram, Senior Vice President and General Manager of the Wireless Semiconductor Division of Broadcom Inc., to its board of directors and its Compensation Committee, effective October 2, 2018.

“Bryan brings significant operating skills and an extensive network of relationships with industry leaders in all parts of the electronics and semiconductor supply chain, including the largest handset manufacturers in the world,” said Ajay Shah, Chairman of the Board, President & CEO of SMART. "Bryan is responsible for one of the largest divisions within Broadcom, and his long history of executive leadership in the global semiconductor industry will be of great benefit to SMART as we continue to execute our expansion strategy.”

Mr. Ingram currently leads the Wireless Semiconductor Division at Broadcom Inc. and has served in various executive roles for over 13 years, at Broadcom Inc. and its predecessor Avago Technologies Limited, which acquired Broadcom Corp. in 2015. Mr. Ingram also held executive positions at the predecessor to Avago within Agilent Technologies. From 1986 to 1999 Mr. Ingram held various management positions at Hewlett Packard and Westinghouse. Mr. Ingram holds a Bachelor of Science in Electrical Engineering from the University of Illinois and a Master of Science in Electrical Engineering from Johns Hopkins University.

With the appointment of Mr. Ingram, the board of SMART Global Holdings now has four independent directors and a total of nine members.

About SMART Global Holdings
The SMART family of companies are global leaders in specialty memory, storage and hybrid solutions serving the electronics industry with standard and custom products for over 25 years. SMART delivers components, modules and solutions to a broad customer base, including OEMs in computing, networking, communications, storage, mobile and industrial markets. With the addition of Penguin Computing and the creation of a new business unit, SMART Specialty Compute & Storage Solutions (SCSS), SMART has expanded its serviceable markets into areas requiring specialized computing platforms in artificial intelligence and machine learning, advanced modeling and high performance computing. Customers rely on SMART as a strategic supplier with custom designs, product quality, technical support, a global footprint, and the ability to provide locally manufactured products in multiple geographies.

See www.smartgh.com, www.smartm.com, www.smarth.com, www.smartsscs.com and www.penguincomputing.com for more information.

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Investor Contact:
Suzanne Schmidt
Investor Relations for SMART Global Holdings, Inc.
(510) 360-8596
ir@smartm.com